UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/11/2007

INTERNATIONAL FUEL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25367

NV	880357508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-727-3333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective December 11, 2007, International Fuel Technology, Inc. (the "Company") received an investment commitment (the "Commitment") from Rex Carr, a director of the Company and a holder of over five (5%) of the Company's common stock. Pursuant to the terms of the Commitment, Mr. Carr has agreed to invest up to an aggregate of $1,000,000 in the Company, at such time or times as the Company may request, in the form of a purchase or purchases of restricted common stock of the Company. The Company may elect to draw from the Commitment at one time or from time to time; provided, however, that the aggregate of such draws may not exceed $1,000,000. If and when the Company elects to utilize available Commitment funds, the Company will issue to Mr. Carr that number of shares of restricted common stock of the Company equal to the value of the investment then provided to the Company. The number of shares to be issued will be calculated based on the closing price of the Company's common stock as quoted on The OTC Bulletin Board on the date of the sale.

This Commitment, along with $500,000 in loan proceeds recently received from another director of the Company and holder of over five (5%) percent of the Company's common stock, will be used for general working capital purposes. These two funding events should allow the Company to continue operations into the third quarter of 2008.

The Company will continue to explore opportunities to raise capital from external sources, but until such time as favorable financing can be secured, the Company expects to rely on funding from internal sources.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY, INC.

Date: December 11, 2007	By:	/s/ Jonathan R. Burst
Jonathan R. Burst
Chief Executive Officer